SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 4, 2007

GeoEye, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-50933	20-2759725

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

21700 Atlantic Boulevard

Dulles, VA 20166

(Address of Principal Executive Offices)

(703) 480-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

     [  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 8.01      Other Events.

GeoEye, Inc. is filing this Current Report on Form 8-K to announce that its OrbView-3 satellite experienced an anomaly on March 4, 2007.

GeoEye, Inc.’s OrbView-3 satellite is currently not engaged in imagery operations due to technical problems which are being investigated but believed to involve the camera electronics. The satellite began to experience a problem affecting its image quality on Sunday, March 4, 2007. Telemetry and other data from the spacecraft are being analyzed, and the Company continues to be in communication with and in control of OrbView-3, but it is currently not producing useable imagery. The Company will continue to analyze the problem together with Orbital Sciences Corporation, the satellite’s manufacturer, and Northrop Grumman, who provided the sensor and what, if any, claims the Company will make make on our insurance. However, until the analysis is complete, it is not possible to say if anything can be done to restore operations, how long this process may take. At the present time, the Company does not have adequate information to determine if a material impairment exists with respect to the satellite nor can the Company provide an estimate of any impact on the Company’s financial condition or results of operation. The Company will seek to satisfy OV-3 customers’ imagery needs with imagery from its IKONOS satellite where possible while this condition continues.

OrbView-3 was designed with single-string camera electronic components such that no secondary components exist to serve as back-ups. OrbView-3 was launched in June 2003 and has a design life of 5 years. The GeoEye-1 satellite, currently under construction to be launched later this year, is based on an entirely different design by different vendors and the camera electronics components are designed with back-up capabilities.

The Company will provide an update on this matter at its next investor call which it will schedule for March 20, 2007. Information regarding this call will be provided by press release.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2007	GEOEYE, INC. By: /s/ William L. Warren William L. Warren Senior Vice President, General Counsel & Secretary